EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q1 2017 Earnings Call

Company Participants
T. Wilson Eglin, Chief Executive Officer and President
Patrick Carroll, Chief Financial Officer
Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good morning, and welcome to Lexington Realty Trust First Quarter 2017 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Ms. Heather Gentry, Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to the Lexington Realty Trust First Quarter 2017 Conference Call. The earnings release was distributed this morning, and both the release and supplemental disclosure package that detailed this quarter's results are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions. However, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington Realty Trust files with the SEC from time to time, could cause less intense action results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake our duty to update any forward-looking statements.

In the earnings press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to adjusted company FFO refer to adjusted company funds from operations available to equity holders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

Joining me on today's call to discuss Lexington's first quarter 2017 results are Will Eglin, Chief Executive Officer; Pat Carroll, Chief Financial Officer; and other as active members of management. I will turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather, and good morning, everyone. Welcome to our First Quarter 2017 Earnings Call and Webcast. Our first quarter was fairly active, particularly on the disposition front with the bulk of disposition and acquisition activity occurring in the first 2 months of the year. We generated net income of $0.17 per diluted common share and adjusted company FFO of $0.23 per diluted common share for the quarter. We see volume was relatively light given our proactive work last year on 2017 lease expirations and our expectations in much of our vacancy will be resolved through dispositions we're currently working on.

I believe our balance sheet is in the best shape it has ever been with leverage at 4.9x net debt to adjusted EBITDA and weighted-average debt maturity of 8 years. With our balance sheet flexibility and cash on hand, we're well-positioned to fund our investment commitments and to take advantage of new opportunities.

Dispositions volume was heavy in the first quarter as we completed nearly $100 million of our announced 2017 property disposition plan. This included $93 million of wholly owned asset sold at GAAP and cash cap rates of 9.1% and 9.4% respectively with the balance from a nonconsolidated property. Our continued focus is on portfolio simplification through the sale of vacancy, certain short-term leased office properties and assets we consider to be noncore to our business.

All 8 properties we sold during the quarter fell into 1 of these 3 categories. We further simplified the portfolio during the quarter through the sale of our Kennewick, Washington mortgage loan for approximately $80 million, which generated an attractive return and considerably reduced our loan portfolio. While there is still work to be done, we have made meaningful improvements to our portfolio and are moving towards a better revenue balance between single-tenant office and industrial assets with less of our revenue coming from multitenant and other property types.

Turning to investments. During the quarter, we invested approximately $18 million in ongoing build-to-suit projects and completed the last building in our Dow Chemical office of build-to-suit in Lake Jackson, Texas for $70 million. Notable purchases included the acquisition of 2 industrial assets totaling 1.2 million square feet during the quarter for approximately $48 million, both of which we talked about on our fourth quarter earnings call. As a reminder, this included a distribution facility in the submarket of Kansas City, Kansas which to Amazon for 10 years and a distribution facility in the submarket of Indianapolis leased for 7 years to Continental Tire. We currently have investment commitments of approximately $205 million at average GAAP and cash cap rate of 8.5% and 7.4% respectively and a large pipeline of industrial and office opportunities under review.

Subsequent to quarter end, rent commenced on our 2 build-to-suit projects in Charlotte, North Carolina and Oblique, Alabama, both projects are expected to be completed in the second quarter of 2017. Investment product is plentiful, however, there has been a little change in pricing due to steady investor demand, particularly in the industrial sector supported by aggressive lending and a rally in the treasury market. High quality industrial facilities located in secondary markets remain our primary acquisition focus. And while we are mindful of competitive bidding environment we're finding attractive opportunities mainly in the 7 to 10-year leased industrial purchase market. The majority of higher-yielding investments we're evaluating are in the 15- to 20-year leased build-to-suit market, including both office and industrial properties. Our intent is to still be a net acquirer in 2017, although this will be largely dependent on market conditions and pricing.

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Moving on to occupancy. We leased approximately 207,000 square feet and sold 363,000 square feet of vacancy during the first quarter. Renewals on GAAP and cash rents increased approximately 2.4% and 3.1% respectively. Occupancy edged up slightly to 96.2% at quarter end compared to the fourth quarter of 2016. And our weighted average lease term was 8.8 years at quarter end. Current negotiations that are close to completion represent 35% of our expiring 2017 revenue, including extensions with both Arrow Electronics and New Cingular, which comprise approximately 200,000 square feet.

During the quarter, we signed 5-year lease extensions for aggregate 46,000 square feet with Food Line in both Stone, Virginia and Lexington, North Carolina. Both of these properties are currently being marketed for sale. We also leased approximately 54,000 square feet or about 35% of our Houston, Texas property in which Transocean was the previous tenant. Our other properties with moved out this year in Fishers, Indiana, Des Moines, Iowa and High Point, North Carolina are all being marketed for sale or lease. We're encouraged by our sales and leasing prospects for these and other vacancies with continued progress expected in the coming months. Overall, vacant square footage to lease or sell represented approximately 4% of the overall portfolio at quarter end. And we expect to resolve more of this vacancy through dispositions compared to re-tenanting.

Overall our tenant credit quality improved considerably in the past year with investment grade tenancy accounting for 39% of our revenue in the first quarter compared to 32% this same time last year. Given recent news and what we believe will be containing problems in the retail sector, I want to briefly touch on our retail exposure. Retail is a very small component of our overall portfolio and continues to shrink, representing just about 1% of our current net operating income. We have minimal exposure to Gander Mountain, who filed for bankruptcy during the quarter and intends to close 32 of their stores. We currently own a 46,000 square foot space in Albany, Georgia and 25% of the joint venture that owns 120,000 square foot property in Palm Beach Gardens, Florida, neither of which are on Gander's list of announced store closings. Together they generate $1.3 million in annual funds from operations, which is about $0.005 per share. While we cannot be certain of the final outcome, the impact is not expected to be material to our operations. And the acquirer of Gander will most likely want to continue to operate these stores, although our rent concession should be expected.

In summary, during the quarter, we completed approximately 1/3 of our announced property disposition plan and close to 1/2 when including the loans receivable. Our heavy disposition volume and cash position weighted on first quarter earnings, although I believe this pressure should ease over the rest of the year as new investments come online, capital is deployed and vacancy is addressed.

We are maintaining our 2017 adjusted company FFO guidance in the range of $0.94 to $0.98 per diluted common share. Investment activity for the balance of the year will be focused primarily on industrial purchases and build-to-suit. And we're reviewing some office build-to-suit investments, although activity in the office sector is slow compared to industrial. We believe a solid and growing investor pipeline combined with a strong cash position and available credit, if needed, positions us well as we seek to build our portfolio. As I mentioned earlier, we have done quite a bit of work to improve the balance sheet and overall quality of our portfolio.

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As we look ahead to the next 12 to 24 months, we expect our portfolio transformation will be complete as our concentrated period of elevated office lease rollover will end by mid-2019. The multi-year disposition program should be substantially completed this year with a relatively modest amount left to sell. And new assets will continue to be added to the portfolio over this same time period. These factors taken together should meaningfully improve our prospects for long-term growth and the better evaluation.

With that, I will turn the call over to Pat who will review our financial results in more detail.

Patrick Carroll:

Thanks, Will. Good morning, everyone. Gross revenues in the first quarter were $96 million compared with the gross revenues of $111 million for the same time period in 2016. The year-over-year change is primarily attributable to 2016 and 2017 property sales, particularly the New York City land investments that we sold in 2016, offset by acquisitions and new leases.

Net income attributable to common shareholders for the first quarter was $0.17 per diluted common share worth $40 million compared to net income attributable to common shareholders of $0.20 per diluted common share of $48 million for the same time period in 2016. We recognize $34 million of gains during the quarter related to property sales and $8 million of impairment charges, which were primarily related to a $5.3 million loan loss on the sale of our Kennewick mortgage receivable. As Will mentioned earlier, the loan was sold for approximately $80 million and generated an IRR in excess of 7% at Lexington during the 3-year plus hold period. Our 2017 guidance for net income attributable to common shareholders is now expected to be within the range of $0.57 to $0.61 per fully diluted common share.

Adjusted company FFO for the quarter was approximately $58 million or $0.23 per diluted common share compared to $72 million or $0.29 per diluted common share for the same time period in 2016. The decrease was a result of 2016 and 2017 property sales, particularly the New York City land investments.

GAAP rents, we're in excess of cash rents for the first quarter by almost $2 million. This relates primarily to the straight lining of tenant rents. On Page 19 of the supplement we've included both estimates of GAAP and cash rents for the remainder of 2017 and '18 for leases in place at March 31, 2017. This does not assume any tenant releasing of vacant space, tenants lease extensions on property with scheduled lease expirations, property sales or a property acquisitions.

Same-store net operating income was $72 million for the quarter compared to $74 million for the same time period in 2016. And same-store percentage lease was 95.7% for the quarter compared to 98.1% for the same time period in 2016. These decreases are mostly the result of 3 2016 and 2 2017 office move-out and a tenant liquidation in Roche Hill, South Carolina. Our expectation is that much of this vacancy will be addressed this year through sales. Property operating expenses for the first quarter were in line at $12 million compared to the same time period in 2016.

G&A expenses were $9.5 million for the first quarter. The increase compared to the first quarter of 2016 is primarily attributable to $400,000 in expenses relating to the collection of a loan receivable and $1 million in cost associated with the guarantee claim by a mortgage lender. Please note that we do not add back these cost to net income when calculating adjusted company FFO. We expect G&A to be approximately $24 million to $25 million in the aggregate over the next 3 quarters.

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Now I'll talk about the balance sheet. We have taken strides to improve our balance sheet and the work has paid off. At the end of the first quarter, we had $241 million of cash on the balance sheet including cash classified as restricted. The cash balance is primarily result of the timing of property sales while the restricted cash balance primarily relates to money held by 1031 exchange intermediaries and lender escrows including to fund the closeout course of the outcome of the build-to-suit project. Our intent is to utilize the cash to fund current investment commitments and new investments. We had $1.9 billion of consolidated debt outstanding at the end of the first quarter, which had a weighted-average interest rate of 4.1% of which most is currently at fixed rates, including debt coverage currently by industrial swap agreements.

Our $129.1 million of 6.8% trust preferred securities converted on May 1 to attracted rate of 3-month LIBOR plus a 170 basis points, which is currently 2.87% and is expected to reduce our annual debt service by approximately $5 million based on this rate.

Fixed charge coverage at the end of the quarter was approximately 2.7x and leverage for the first quarter decreased further to 4.9x net debt to adjusted EBITDA compared to 5.2x at the end of the fourth quarter of 2016. As of March 31, 2017, we've approximately $63 million of nonrecourse balloon mortgage payments with an average interest rate of 6% coming due in 2017, of which $22 million represents mortgages currently in default.

We retired $19 million of secured debt subsequent to the first quarter. And our unencumbered asset base was approximately $3.2 billion representing approximately 72% of our NOI as of March 31, 2017, giving us significant financial flexibility.

With the exception of $4.6 million letter of credit to secure obligation to purchase a new industrial commitment, we have no other borrowings outstanding on our $400 million revolving credit facility.

We have paid approximately $3.4 million in lease cost and tenant improvements during the quarter. Our TIs and leasing budget for 2017 could be up to $26 million depending on leasing and releasing volume.

Now I'll turn the call back over to Will.

T. Wilson Eglin:

Thanks, Pat. Operator, I have no further comments at this time. So we're ready for you to conduct a question-and-answer portion of the call.

Operator:

(Operator Instructions) The first question comes from Craig Mailman of KeyBanc Capital Markets.

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Craig Allen Mailman:

Will, I know you guys have fund your net acquisition guidance for the year. But your commentary seems like maybe on the margin, you're less confident that this could happen because the environment is holding up so well? Is it kind of fair way to look at it?

T. Wilson Eglin:

Well, right now our outlook for volume in total on new investment activity is about $300 million. I think it will slowly increase over the balance of the year. So we're optimistic that we'll be able to fund additional opportunity both in purchase a big box warehouse and some new build-to-suit activity. But it is competitive. And we believe there is value in being patient and taking our times. And we are in very strong position from a balance sheet standpoint, and from a liquidity standpoint. So we're not going to rush to change that position, which is a very, very good position to be in.

Craig Allen Mailman:

Okay. I know over the years you guys didn't try to bring out your average lease term, but some of the acquisitions in the industrial space, you look at more 7 to 10. How do you guys evaluate kind of -- or how much more important is real estate now when you are looking at industrial lease that could role in 7 years versus a build-to-suit of 15 plus years from pricing perspective? And how much mix you want in there?

T. Wilson Eglin:

Very important, Craig. The shorter lease industrial -- right, all the real estate attributes are much more important. What we're trying to do from a big picture standpoint is that we didn't want to keep extending our weighted-average lease term overall in the company for longer than 9 years and hopefully 10 years. So it may seem like adding some shorter lease industrial contrary to that strategy. But the other thing that we want to do is if we look at our rollover profile and our leases that are shorter than 10 years, right now we still have about $2 of office revenue for every $1 of industrial. And we want to change the lease rollover profile of the company. So it's at least much about industrial as office. Right now, we have over 10 years of weighted-average lease term in the industrial portfolio. And we have about 7.6 years in office. So we can tolerate a little bit shorter term overall in industrial as we keep working on extending the weighted-average lease term in the portfolio active to be as long as we have elsewhere in the portfolio.

Craig Allen Mailman:

Great. I think Laura has a question.

Laura Joy Dickson (KeyBanc):

Just wanted to a follow up on the Arrow Electronics and New Cingular extensions. Was wondering if you give some detail on the mark-to-market and the term on those leases?

T. Wilson Eglin:

In the case of Arrow, rents have been coming down modestly. One factoring in the TI investment and everything else. There we're getting -- I think we've a good chance of getting 18.50 in that ramp, which we think is a very good outcome here. How much term years?

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James Dudley (Lexington Realty Trust):

For 15 years.

T. Wilson Eglin:

15 years extensions that what we expect. New Cingular, we think will of 5-year renewal with rents increasing modestly.

Operator:

The next question comes from Sheila McGrath with Evercore ISI.

Sheila Kathleen McGrath:

I was wondering if you could give us your CapEx outlook for this year in terms of TI? And how that metric looks over the next couple of years book with the increasing industrial exposure?

Patrick Carroll:

Well for the remainder -- for 2017, we think that the TIs and leasing commissions could be up to $26 million. Really just dependent upon how much releasing there is. As the portfolio has less and less rollover obviously, those numbers we would expect to come down.

Sheila Kathleen McGrath:

And then, Will, I think you highlighted much more focus on industrial, how do you think your portfolio will look in terms of single tenant long-term office leases, industrial and the shorter term leases by year-end? And then what is the long-term goal for that mix overtime?

T. Wilson Eglin:

Well, the revenue mix is shifting steadily towards of balance of office and industrial. And right now it is 52% or so office and 41% or so industrial. We want to move that to a balanced position. And we want to keep shrinking that small portfolio of retail properties and multitenant vacancy. So where we're heading to in the short-term is try to have right balance between single tenant office and single tenant industrial. Fewer and fewer retail in multitenant buildings and assets that are in transition. And we'd like to have as much office and industrial -- a balance of rollover both in the shorter lease portfolio which we define as 10 years or less, and the longer lease portfolio. We are more likely to sell -- if we an office building on a long-term lease that reaches a point where there is 10 years of lease term left, we are more likely to sell that building than to sell an industrial property. And that's another way that, that shorter lease portfolio is going to continue to change and evolve towards being more about industrial than office. So I think we'll make significant progress in the next few quarters towards those goals. And when we reach that balance at this point it's probably more likely the mix shift is even further in favor of industrial, which the preponderance of things that we're looking on the forward pipeline are in the industrial area.

Operator:

The next question comes from John Guinee of Stifel.

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John W. Guinee:

John Guinee here. Just to -- Pat, to clarify little bit the question is Sheila asked. $26 million for 2017 of releasing cost. How much of that was spent in the first quarter? And then how much of that is -- could not occur if you decide to sell the vacancy versus our fortune are up to lease up to vacancy?

Patrick Carroll:

Well, I'll answer the first part. The first quarter, we spent about $1.8 million in TIs and about $1.7 million in lease cost. As it relates to the breakdown, a large portion of that could be in properties that we potentially could sell. We don't give guidance on the break out of that, John. But the model that we've given, the $26 million that we've given assumes the money that we've spent on releasing during the year, including properties that we sell.

John W. Guinee:

Okay. And then you signed a couple of 5-year lease extensions, Will, and for Food Lines. What does the 23,000 square-foot Food Line with a 5-year lease. What kind of proceeds you get on sale for something like that? Does that sell at a 7 cap or '17 cap. I've no idea.

T. Wilson Eglin:

It doesn't sell at a 7 cap. It sells at something above that. And when we have them under contract to sell, we'd let you know what the outcome is.

John W. Guinee:

Is this double digit?

T. Wilson Eglin:

Time will tell.

John W. Guinee:

I mean its immaterial. It's only 46,000 square feet. You can whisper if you want to. And then, the last question, Aaron also pointed out that, it looks like you bought the Amazon building at a really low price per pound. But then when you add -- you capitalize the ground lease at the 6 cap and you put in the 2.3 million square feet for future tenant allowances, you get up to that $36 -- I'm sorry, $39 a foot. Is it a 7 1 GAAP yield and a 6 cash yield on the total bases including the releasing cost but excluding the ground lease?

Patrick Carroll:

The ground lease -- we deduct the ground lease expense to calculate those numbers.

John W. Guinee:

Got it. How about the TIs? Are the TIs -- is the 7 1 6 GAAP and cap -- cash yield on a $12 million basis or $14.3 million basis?

Patrick Carroll:

$14.4 million, that's the total price including the -- I think it was $2.3 million potential TIs.

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John W. Guinee:

And then just out of curiosity, is it a recent build or is this the building that's been around a while? And what does someone do with $2.3 million? Is it for the base building? Is it for FFNA?

James Dudley:

It's an existing second-generation building. So it was for the base building improvements to bring it to Amazon.

Operator:

The next question comes from Jean Nusinzon of JPMorgan?

Eugene Nusinzon:

On just deal flow economics, have you guys seen any shift in the private markets since last quarter?

T. Wilson Eglin:

None to speak of, Eugene.

Eugene Nusinzon:

And on your earlier $250 million to $300 million of dispositions plan for 2017, you think that number still doable?

T. Wilson Eglin:

Yes, for sure. It's early in the year. And if you count the loan, obviously, we are going close to $188 million. The loan sales weren't included in our $250 million to $300 million of property dispositions. But we're going to stay active through the balance of the year.

Eugene Nusinzon:

Got it. So you're saying that loan sales will now fall into that $250 million to $300 million guide?

T. Wilson Eglin:

No, over and above, Eugene. If you count the loan sales in there, you should be thinking in the context of $250 million plus the loan sales as the bottom range.

Eugene Nusinzon:

Got it. And what's the liquidity like for just vacant office buildings now?

T. Wilson Eglin:

To be honest, we're finding it better to be a seller right now for some of that stuff compared to a year ago. It's varies greatly by market and property type. But I'm optimistic that we can make some good sales of vacancy this year as opposed to holding the assets for leasing and incurring all the capital cost.

Eugene Nusinzon:

And other, I guess, the buyers that redeveloping these properties? Is it just land value? Is it mostly just private equity at some other side?

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T. Wilson Eglin:

It's a mix. I would say most of it's being bought for redevelopment. But we're also seeing more user interest for both industrial and office. And where we can make that sale to deploy the values probably double compared to selling into an investor wire.

Eugene Nusinzon:

Got it. And then final question, just housekeeping. What was the GAAP lease termination income in the quarter?

Patrick Carroll:

Hold on. Hold on 1 second. Let me look that up. Are you can put the GAAP number or the cash number or both?

Eugene Nusinzon:

The GAAP number.

Patrick Carroll:

The GAAP number for the quarter was $1,928,000.

Operator:

The next question comes from Bill Segal of Development Association.

William Segal:

I was just curious, have you seen the need for absorption of office space begin to diminish at a quicker rate across all segments? And geographic regions in you might have even thought just a couple of years ago?

T. Wilson Eglin:

I wouldn't say -- and I don't think so. Do you have any answer to that, Dick?

Dick Rouse (Lexington):

No, I think many markets are continuing to grow.

William Segal:

Those are need for office basis is continuing to grow in many of the markets that you're in?

T. Wilson Eglin:

Yes.

Operator:

The next question is a follow up from Sheila McGrath of Evercore.

Sheila Kathleen McGrath:

Will, it seems like a lot of your competitors are also are peers. In that lease also focused in on industrial. I was wondering if you could talk to us about the competitive environment on acquiring industrial. Is it heated up a little more in recent quarters?

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T. Wilson Eglin:

It's been pretty steady for a while, Sheila. I suppose the good news is there is -- just from a new transactions point, there's a lot going on in the e-commerce area. So there's a lot of transaction activity that we're seeing. We want win all the business we look at, but we'll win enough of it. It is competitive and it's a highly desirable asset type compared to single tenant retail or single tenant office. So it is competitive, but we have excellent relationships in the build-to-suit with merchant builders that we've done a lot of business with a over the years. And we think that gives us a competitive advantage -- in many cases the last local transactions. So we'll get our fair share.

Sheila Kathleen McGrath:

Should we think that bulk of the industrial volume will still be in forward build-to-suit market rather than just buying existing billings?

T. Wilson Eglin:

No. I think it's shifted more towards a balance between the 2. And the truth is, for good bulk distribution and warehouse, if you want to try to originate that and build-to-suit and insist on 15 and 20 year lease, we wouldn't have been able to buy any of it right now. So that market has shifted. And our acquisition postures have shifted with that as well.

Operator:

The next question comes from Jon Petersen of Jefferies.

Jonathan Michael Petersen:

Just one question for me. So the weighted average remain from portfolio, it's 8.8 years. It's up a little from last quarter. It's down from a year ago, which I know it's from the land sales. Do you guys have number pro forma if you were to take the land out what your weighted average remaining lease term was about a year ago. Just trying to figure out how much is changed with all the noncore dispositions we've done?

Patrick Carroll:

Yes. I don't have that in front of me. We can get it to you. I just don't know. We based upon a 20-year life to the first purchase option. But I couldn't tell you right now. If that was some ahead or property form -- on pro forma basis as we did on that point in time.

Operator:

The next question comes from Joshua Dennerlein with Bank of America Merryl Linch.

Joshua Dennerlein :

When you guys are competing for acquisitions are build-to-suit and the industrial space. Who are your competitors? You're coming again – up against Stag, GPT, WP Carey. I'm just kind of curious.

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T. Wilson Eglin:

It varies. And we don't competed with Stag very much. I think we've always run into WP Carey for sure. We run into the REIT and we run into GPT in the public space. I think those at all active participants in our market.

Joshua Dennerlein :

Okay, thank you.

Operator:

And this concludes our question-and-answer session. I would now like to turn the conference back over to Will Eglin for any closing remarks.

Patrick Carroll:

This is Pat. Just a follow up on the question about what the pro form life would be if we didn't have the ground lease investment last year was 8.5 years. So that answers that question.

T. Wilson Eglin:

Excellent. Well, it doesn't look like that there are anymore questions. But thanks again for joining us this morning. If you have any questions, please don't hesitate to reach out to me or any member of our senior management team. Thanks again.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect your lines. Have a great day.

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